Contact: Randall L. Herrel, Sr. – Chairman & CEO

(760) 929-6142

Peter S. Case – EVP & CFO

(760) 929-4640

ASHWORTH, INC. ANNOUNCES FILING OF FORM 12b-25 REQUESTING EXTENSION OF TIME TO FILE ITS ANNUAL
REPORT ON FORM 10-K FOR FISCAL YEAR ENDED OCTOBER 31, 2005

CARLSBAD, CALIFORNIA, January 18, 2006 — Ashworth, Inc. (NASDAQ: ASHW), today announced that it is filing a notification with the Securities and Exchange Commission on Form 12b-25 pursuant to which it is requesting an extension of time to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005.

As previously reported, the Company is in negotiations with Union Bank of California N.A., as Agent for its banking syndicate, on an amendment to its bank line of credit and has tentatively agreed to a proposed term sheet. The purpose of this amendment is, among other things, to address the Company’s current non-compliance with certain financial covenants. The time associated with this process has prevented the Company from finalizing its financial statements and providing the necessary supporting documentation to its auditor. As a result, the Company’s auditor was unable to complete its audit of the Company’s financial statements within the applicable period of time.

The Company anticipates that it will be in a position to file the Form 10-K no later than the fifteenth calendar day following the date on which the Form 10-K was due. Further, assuming the Company obtains the amendment to the loan agreement, the Company does not anticipate that there will be any material changes in the Company’s financial results and status as previously reported in its December 22, 2005 earnings release.

Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth CollectionTM is a range of upscale sportswear designed to be worn on and off course. Ashworth AuthenticsTM showcases popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth® and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands’ sales into the Company’s three traditional distribution channels. The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances or transactions, the integration of the Company’s recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q’s filed thereafter. The Company undertakes no obligation to publicly release the results of any revision of the forward-looking statements.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Peter S. Case, 760-929-4640